                                                                      EXHIBIT 12

                         SECURITY CAPITAL PACIFIC TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

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
                            NINE MONTHS
                          ENDED SEPTEMBER
                                30,               YEAR ENDED DECEMBER 31,
                          --------------- ---------------------------------------
                           1996    1995     1995    1994    1993    1992    1991
                          ------- ------- -------- ------- ------- ------- ------
Earnings from
 Operations.............  $72,099 $58,548 $ 81,696 $46,719 $23,191 $ 9,037 $2,078
Add:
  Interest Expense......   22,401  14,400   19,584  19,442   3,923   3,214  3,952
                          ------- ------- -------- ------- ------- ------- ------
Net Earnings as
 adjusted...............  $94,500 $72,948 $101,280 $66,161 $27,114 $12,251 $6,030
                          ======= ======= ======== ======= ======= ======= ======
Fixed Charges:
  Interest Expense......  $22,401 $14,400 $ 19,584 $19,442 $ 3,923 $ 3,214 $3,952
  Capitalized Interest..   12,824   8,597   11,741   6,029   2,818     989    157
                          ------- ------- -------- ------- ------- ------- ------
    Total Fixed Charges.  $35,225 $22,997 $ 31,325 $25,471 $ 6,741 $ 4,203 $4,109
                          ======= ======= ======== ======= ======= ======= ======
Ratio of Net Earnings to
 Fixed Charges..........      2.7     3.2      3.2     2.6     4.0     2.9    1.5
                          ======= ======= ======== ======= ======= ======= ======
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